Exhibit 4.24

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT (this "Second Amendment") is entered into as of November 7, 2023 (the "Second Amendment Effective Date") by and between Maria Stan, an individual and resident of the State of New York, (the "Employee") and LifeMD, Inc. (formerly known as Conversion Labs, Inc.), (the "Company"), a Delaware Corporation. The Employee and the Company are also each hereinafter referred to individually as a "Party" and together as the "Parties".

RECITALS

WHEREAS, on March 15, 2021 ("Employment Agreement Effective Date"), the Company and the Employee entered into an Employment Agreement (the "Employment Agreement") whereby Employee was hired to serve the Company in the capacity as Corporate Controller, with a base salary of $200,000, an equity grant of 90,000 options subject to monthly vesting over a period of 36 months, and 12,500 restricted shares (3,125 shares vesting immediately, and 9,375 shares (of which 6,250 shares have already vested) vesting in three equal installments of 3,125 vesting on each of March 15, 2022, March 15, 2023, and March 15, 2024);

WHEREAS, on February 4, 2022, the Company and the Employee entered into a First Amendment To The Employment Agreement (the "First Amendment") to: (i) increase the total equity compensation to include up to 15,0000 time-vested shares of the Company's common stock (of which 10,000 shares have already vested) and up to 50,000 performance-based shares of the Company's common stock, subject to vesting upon the achievement of certain milestones as described in more detail therein; (ii) change Employee's title to Controller and Principal Accounting Officer; and (iii) add an express indemnification provision and agreement.

WHEREAS, on or about May 11, 2022, the Company changed Employee's base salary to $230,000.

WHEREAS, on or about May 1, 2023, the Company changed Employee's base salary to $264,500.

WHEREAS, for avoidance of doubt, other than the amendments set forth below in this Second Amendment, all other provisions of the Employment Agreement (as amended by the First Amendment) remain in effect today and moving further, unless and until amended in the future.

WHEREAS, the Parties desire to further amend the Employment Agreement to: (i) cancel the 90,000 stock options (all of which carry a $19.61 exercise price and are underwater) and accelerate the vesting of the remaining time-vesting 3,125 restricted shares previously awarded under Section 4(e) of the Employment Agreement to January 1, 2024; (ii) cancel the 50,000 performance-based restricted shares previously awarded under the First Amendment (none of which have become earned and vested) and accelerate the vesting of the remaining time-vesting restricted 5,000 shares to January 1, 2024; and (iii) replace the cancelled awards (from sub-paragraphs (i) and (ii) above) with a new grant of 100,000 restricted shares of stock, subject to

vesting and other terms as described below, and (iv) make a contingent future grant of 100,000 shares of restricted stock, subject to the contingencies and subsequent vesting, as described below.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. Preamble.

a. The 90,000 stock options previously awarded under Section 4(e) of the Employment Agreement are hereby cancelled.

b. The performance-based 50,000 restricted previously awarded under the First Amendment are hereby cancelled.

2. Amendments. The Employment Agreement shall be further amended as follows, in accordance with the terms and conditions of Section 8 thereof:

a. Section 4(e) of the Employment Agreement is hereby added:

4(e) Accelerated Vesting & Replacement of Stock Option and Long-Term Equity Incentive.

The vesting of both the remaining time-vesting 3,125 restricted shares previously awarded under Section 4(e) of the Employment Agreement and the remaining time-vesting 5,000 restricted shares previously awarded under the First Amendment are hereby accelerated to vest in their respective entireties (*i.e.*, a total of 8,125 restricted shares) on January 1, 2024.

In exchange for the cancellation of the 90,000 stock options previously granted under Section 4(e) of the Employment Agreement and the performance-based 50,000 restricted shares previously granted under Section 4(e) [sic] of the First Amendment, pursuant to the Company's 2020 Equity and Incentive Plan (the "Plan") and any amendments thereto, Employee:

(i) Shall receive, upon the Second Amendment Effective Date, a new award of 100,000 restricted shares of the Company's common stock ("Restricted Shares") vesting as follows:

- 40,000 restricted shares vest on January 1, 2024;
- 40,000 restricted shares vest on January 1, 2025; and
- 20,000 restricted shares vest on 3/31/24 based on the performance of Employee in the 2023 calendar year, at the discretion of the CEO and approval by the Board of Directors.

(ii) No later than the one-year anniversary of this Agreement (*i.e.*, and as early as reasonably possible, based upon available grantable equity as explained hereinafter)—and subject to both (i) availability of grantable equity within the Company's 2020 Equity and Incentive Plan (the "Plan") and any amendments

thereto at that time and (ii) Employee having not been previously terminated by the Company at that time—Employee shall then receive an additional 100,000 restricted shares (the "Future Restricted Shares") of the Company's common stock, vesting as follows:

- 20,000 restricted shares vest on 3/31/25 based on the performance of Employee in the 2024 calendar year, at the discretion of the CEO and approval by the Board of Directors;
- 20,000 restricted shares vest on January 1, 2026;
- 20,000 restricted shares vest upon the healthcare business achieving $100,000,000 in net revenue (defined as gross healthcare sales minus healthcare-related refunds and returns) with a 5% adjusted EBITDA margin, on or before December 31, 2025;
- 20,000 restricted shares vest upon the healthcare business achieving $150,000,000 in net revenue with a 10% adjusted EBITDA margin, on or before December 31, 2026; and
- 20,000 restricted shares vest upon the healthcare business achieving $200,000,000 in net revenue with a 10% adjusted EBITDA margin, on or before December 31, 2027.

In the event that a change in control of the Company—as defined in the following paragraph—was scheduled to occur on a date before the Future Restricted Shares were capable of being granted to Employee, then the change in control of the Company will be contingent upon the inclusion and concurrent award of the Future Restricted Shares to Employee as part of the closing of that change in control event.

Except as otherwise set forth herein or in the associated Restricted Stock Agreement, vesting of the Restricted Shares will cease upon the termination of Employee's employment with the Company for cause subject to the terms of the Employment Agreement and any amendments thereto. All Restricted Shares vest immediately and become exercisable in full upon a Change in Control, regardless of whether or not any performance milestone has been met at the time of the Change in Control. As used herein, "Change of Control" means (i) a bona fide transfer or series of related transfers of Shares to any person or Group in which, or as a result of which, such person or Group obtains the direct or indirect right to elect a majority of the board of directors of the Company; or (ii) a sale of all or substantially all of the assets of the Company. As used herein, "Group" means any group or syndicate that would be considered a "person" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended. The foregoing grant of Restricted Shares shall be made on the Company's customary form of restricted stock award for employees. All applicable awards under this Second Amendment shall be subject to forfeiture or other penalties under any clawback or recoupment policy of the Company in effect from time to time, including the Board-approved October 12, 2023 LifeMD Incentive Compensation Recovery Policy.

3. Governing Law; Jurisdiction. This Second Amendment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any legal proceeding arising out of or based upon this Second Amendment shall be instituted in the federal courts or the courts of the State of New York and each party irrevocably submits to the exclusive jurisdiction of such courts in any such proceeding.

4. Counterparts. This Second Amendment may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.

[signature on next page]

IN WITNESS WHEREOF, each of the undersigned hereby (a) executes this Second Amendment to the Employment Agreement provided herein(b) confirms its agreement with the provisions and covenants herein provided; and (c) agrees to be bound by this Second Amendment to the Employment Agreement.

EXECUTED as of the Second Amendment Effective Date, as set forth above.

LIFEMD, INC.

By: Justin Schreiber, Chairman & CEO

EMPLOYEE

DocuSigned by:

Maria Stan

15EE79845CD24AA...

By: Maria Stan, Controller and Principal Accounting Officer